Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements of Alaunos Therapeutics, Inc. (Nos. 333-129884, 333-134280, 333-142701, 333-160496, 333-167925, 333-185433, 333-199304, 333-220804, 333-228291, 333-238090, 333-241698, and 333-263983) on Form S-8 and the Registration Statement (Nos. 333-291002) on Form S-1 and the Registration Statements (Nos. 333‑134279, 333-141014, 333-162160, 333-229555, 333-266841, and 333-289748) on Form S-3 of our report, dated March 31, 2026, with respect to our audit of the financial statements as of and for the years ended December 31, 2025 and 2024. Our report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to reference to us under the heading “Experts” in such registration statements.

/s/ Cherry Bekaert LLP

Tampa, Florida

March 31, 2026